Exhibit 4.21

March 2012 Deed of Amendment

CBA Facility Agreement

Date	6 March 2012

Parties

Sims Metal Management Limited

ACN 114 838 630 of Sir Joseph Banks Corporate Park, Suite 3, Level 2 32-34

Lord Street Botany NSW 2019 (Sims)

and each other Borrower under the Facility Agreement (defined below)

Commonwealth Bank of Australia ABN 48 123 123 124 of Level 21, Darling Park Tower 1, 201 Sussex Street, Sydney, New South Wales 2000, Australia (the Lender)

Recitals

A	Under the Facility Agreement, the Lender has granted certain facilities to the Borrowers.

B	At the request of Sims, the parties to the Facility Agreement have agreed to amend the Facility Agreement as set out in this Deed.

Operative provisions

1.	Definitions and Interpretation

1.1	The following definitions apply in this Deed:

Borrower has the meaning given to it in the Facility Agreement.

Common Terms Deed means the “Common Terms Deed” of that title dated 23 June 2011, as amended, between Sims, each party listed in Part 1 of Schedule 1 of that deed as Original Borrowers, each party listed in Part 2 of Schedule 1 of that deed as Original Guarantors and the persons listed in Part 3 of Schedule 1 of that deed as Original Lenders.

Facility Agreement means the “Multi Option Facility Agreement” of that title dated 2 November 2009, as amended from time to time and most recently on 23 June 2011 between, amongst others, Sims and the Lender.

Transaction Document has the meaning given to it in the Facility Agreement.

1.2	Capitalised terms used in this Deed have the same meaning as in the Facility Agreement (as amended by this Deed) or the Common Terms Deed, unless otherwise defined in this Deed.

1.3	Clause 1.3 of the Common Terms Deed applies to this Deed as if set out in full in this Deed and all references to this deed were references to this Deed.

2.	Amendment

2.1	The parties to this Deed agree that the Facility Agreement is amended, with effect from the date of this Deed, as follows:

(a)	the A$ Facility Limit of “A$87,200,000” specified in Part A of the Key Terms Schedule is deleted and replaced by “A$58,200,000”, being a decrease in the A$ Facility Limit by an amount of A$29,000,000;

(b)	the GBP Facility Limit of “£82,500,000” specified in Part C of the Key Terms Schedule is deleted and replaced by “£102,500,000”, being an increase in the GBP Facility Limit by an amount of £20,000,000;

(c)	the amount of “A$87.2” million specified as the Commitment for the A$ Facility in Part D of the Key Terms Schedule is deleted and replaced by “A$58.2” million, being a decrease in the Commitment for the A$ Facility by an amount of A$29,000,000; and

(d)	the amount of “£82.5” million specified as the Commitment for the GBP Facility in Part D of the Key Terms Schedule is deleted and replaced by “£102.5” million, being an increase in the Commitment for the GBP Facility by an amount of £20,000,000.

3.	References to Facility Agreement

3.1	Every reference in the Transaction Documents to the Facility Agreement is to be construed as a reference to the Facility Agreement as amended by this Deed. Any reference to this agreement, in this agreement, of this agreement or words to the same effect in the Facility Agreement will be construed as a reference to the Facility Agreement as amended by this Deed.

4.	Confirmation

4.1	Subject to the provisions of this Deed, the Facility Agreement is confirmed and remains in full force and effect. This Deed and the Facility Agreement will be read and construed as one document.

5.	General Provisions

5.1	This Deed is a Transaction Document in respect of the Lender for the purposes of the Facility Agreement and a “ Transaction Document” (as defined in the Common Terms Deed) in respect of the Lender for the purposes of the definition of “Transaction Document” in clause 1.2 of the Common Terms Deed.

5.2	This Deed is governed by the laws of New South Wales. Each Borrower irrevocably submits to the non-exclusive jurisdiction of the courts of New South Wales.

5.3	This Deed may be executed and delivered in counterparts (including by facsimile, telecopy or other electronic imaging means of transmission), each of which will be deemed an original. All counterparts, taken together, constitute one instrument.

5.4	Each of the attorneys executing this Deed states that the attorney has no notice of the revocation of the power of attorney appointing that attorney.

Executed as a deed.

Sims

Executed by

Sims Metal Management Limited

for itself and as attorney for each

other Borrower pursuant

to clause 15.2 of the

Common Terms Deed

in accordance with section 127(1) of the

Corporations Act 2001 (Cth)

by a director and secretary/director:

sign here ▶	/s/ Frank Moratti
Company Secretary/~~Director~~

print name	Frank Moratti

sign here ▶	/s/ Daniel W. Dienst
Director

print name	Daniel W. Dienst

Lender

Signed sealed and delivered for Commonwealth Bank of Australia by its attorney

sign here ▶	/s/ Katherine Morrison
Attorney

print name	Katherine Morrison

in the presence of

sign here ▶	/s/ Kim Nguyen
Witness

print name	Kim Nguyen

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